UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2013 (November 19, 2013)

Stanley Black & Decker, Inc.

(Exact Name of Registrant as Specified in its Charter)

CONNECTICUT	1-5224	06-0548860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive New Britain, Connecticut		06053
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (860) 225-5111

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Event.

On November 19, 2013, Stanley Black & Decker, Inc. (the “Company”) finalized the pricing terms of a series of options to purchase its common stock with multiple counterparties. The transactions will be utilized to hedge the risk of stock price appreciation between the exercise prices and cap prices of the option transactions, which average $86.07 and $106.56, respectively. There are 12.2 million shares of common stock underlying the transactions, and the contracts will expire on various dates in 2015 and are subject to customary anti-dilution and other adjustments.

The Company may choose to settle the option transactions through a variety of settlement methods, including physical settlement, modified physical settlement, cash settlement and net share settlement. To the extent the price of the Company’s common stock at expiration of the options, as measured under the option transactions, exceeds the cap prices, the number of shares or the amount of cash that the Company would otherwise receive upon settlement will be reduced based on the amount of such excess, unless, at the Company’s option, the Company elects physical settlement and pays an additional cash amount, based on the amount of such excess, to receive the full underlying number of shares. The underlying number of shares, exercise prices and cap prices of the option transactions were determined over a period based on the prices at which the counterparties to the option transactions acquired shares of the Company’s common stock to hedge their obligations to the Company under the capped call transactions. Any shares delivered in settlement of the option transactions will be delivered pursuant to a previously announced board authorization.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY BLACK & DECKER, INC.

By:	/s/ Bruce H. Beatt
Name:	Bruce H. Beatt
Title:	Senior Vice President, General Counsel and Secretary

Dated: November 21, 2013